EXHIBIT 99.1

EXCERPTS FROM PRELIMINARY OFFERING MEMORANDUM

DATED JULY 15, 2013

As used in this Exhibit, unless the context otherwise requires or indicates, the following terms have the following meanings:

•	“2013 Senior Notes” refers to Smithfield’s 7.75% senior unsecured notes due 2013.

•

“2013 Senior Notes Retirement” refers to Smithfield’s repayment as of May 15, 2013 of the remaining $55.0 million in aggregate principal amount of the 2013 Senior Notes, along with accrued and unpaid interest, with available cash on hand.

•	“2017 Senior Notes” refers to Smithfield’s 7.75% senior unsecured notes due 2017.

•	“2022 Senior Notes” refers to Smithfield’s 6.625% senior unsecured notes due 2022.

•	“Acquisition” refers to the proposed acquisition of Smithfield by Merger Sub pursuant to the terms of the Merger Agreement.

•	“Bank of America Term Loan” refers to our Term Loan Agreement, dated as of February 4, 2013, with Bank of America, N.A. as lender, as amended.

•	“Company,” “we,” “us” and “our” refer to Smithfield and its consolidated subsidiaries.

•	“Convertible Notes” refers to Smithfield’s 4.0% Senior Convertible Notes due 2013.

•

“Convertible Notes Retirement” refers to Smithfield’s repayment on July 1, 2013 of the remaining $400.0 million in aggregate principal amount of the Convertible Notes, along with accrued and unpaid interest, with available cash on hand and borrowings under our Inventory Revolver and Securitization Facility. At the time of settlement, we delivered $400.0 million in cash to the holders of the Convertible Notes for the outstanding principal amount thereof and $8.0 million in cash for accrued and unpaid interest thereon and also delivered 3.9 million shares of our common stock for the excess conversion value.

•

“Credit Facility Amendments” refers to the amendments and waivers entered into by the Company on July 12, 2013 with respect to certain provisions of the Inventory Revolver, the Securitization Facility and the Rabobank Term Loan.

•	“Existing Notes Retirement” refers to the 2013 Senior Notes Retirement and the Convertible Notes Retirement.

•

“Financing Transactions” refers to the proceeds of the Notes, $4.250 billion of cash provided by Parent and drawings of approximately $259.8 million under Smithfield’s existing Inventory Revolver (each to be used to finance the Acquisition), and the rollover of certain existing debt.

•

“Inventory Revolver” refers to our Second Amended and Restated Credit Agreement, dated as of June 9, 2011, among Smithfield, certain subsidiaries of Smithfield party thereto, the lenders party thereto and Rabobank as administrative agent, as amended on January 31, 2013, and as the same may be further amended, modified or restated.

•	“Merger Agreement” refers to the Merger Agreement, dated as of May 28, 2013 between Smithfield, Merger Sub and Parent.

•

“Merger Sub” refers to Sun Merger Sub, Inc., a Virginia corporation and a wholly-owned subsidiary of Parent formed for the sole purpose of effecting the Acquisition. Merger Sub will, upon consummation of the Acquisition, be merged with and into Smithfield with Smithfield surviving the Merger as an indirect wholly-owned subsidiary of Parent.

•	“Notes” refers to the $800 million in senior unsecured notes offered by Merger Sub in a private placement offering.

•	“Parent” refers to Shuanghui International Holdings Limited, a corporation formed under the laws of the Cayman Islands.

•	“Rabobank” refers to Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch.

•

“Rabobank Term Loan” refers to our Amended and Restated Term Loan Agreement, dated as of August 31, 2012, among Smithfield, the lenders party thereto and Rabobank as administrative agent, as amended on January 31, 2013, and as the same may be further amended, modified or restated.

•	“Refinancing” refers the expected refinancing by the Company of the Bank of America Term Loan in connection with the Acquisition.

•

“Securitization Facility” refers to our Amended and Restated Credit and Security Agreement, dated as of January 31, 2013, among Smithfield Receivables Funding LLC as borrower, Smithfield as servicer, the lenders party thereto and Rabobank as administrative agent and letter of credit issuer, as amended on May 31, 2013, and as the same may be further amended, modified or restated.

•	“Smithfield” refers to Smithfield Foods, Inc., a Virginia corporation.

•	“Transactions” refers to the Refinancing, together with the Credit Facility Amendments, the Financing Transactions and the Acquisition.

The inclusion of the information presented below should not be viewed as a determination that such information is material.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is presented in accordance with accounting principles generally accepted in the U.S. and has been derived from our historical financial statements as of and for the year ended April 28, 2013, which are incorporated by reference in this offering memorandum. The unaudited pro forma condensed consolidated statement of income has been adjusted to give effect to the Transactions and the Existing Notes Retirement as if these events occurred on April 30, 2012. The unaudited pro forma condensed consolidated balance sheet has been adjusted to give effect to the Transactions and the Existing Notes Retirement as if these events occurred on April 28, 2013.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and do not purport to represent the actual results of operations or financial position had the Transactions and Existing Notes Retirement occurred on the dates assumed, nor are they necessarily indicative of future results of operations or financial position for any future period or as of any future date. The actual adjustments to our condensed consolidated financial statements will depend on a number of factors and additional information that will be available on or after the closing date of the Transactions. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information included under “Summary—Summary Historical and Pro Forma Consolidated Financial Data,” ‘‘The Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes incorporated by reference in this offering memorandum. See “Use of Proceeds” for a summary of the estimated sources and uses of proceeds in connection with the Transactions and the Existing Notes Retirement assuming the Transactions and the Existing Notes Retirement occurred on April 28, 2013.

It is currently contemplated that the Acquisition will be accounted for as a business combination in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations. In these unaudited pro forma condensed consolidated financial statements, the purchase price has been allocated to the assets and liabilities acquired based on a preliminary estimation of the respective fair values of certain assets and liabilities and may change when the final valuation is determined subsequent to the closing of the Transactions. We have not included a pro forma adjustment for our equity method investments. The actual purchase price adjustments upon the closing of the Transactions and the resulting effects on the condensed consolidated statement of income and balance sheet will depend on a number of factors, many of which have not yet been determined. Therefore, the actual adjustments will differ from the unaudited pro forma adjustments described herein, and the differences may be material.

Our historical financial statements have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the Transactions and the Existing Notes Retirement, (2) factually supportable and (3) with respect to the condensed consolidated statement of income, expected to have a continuing impact on Smithfield. The unaudited pro forma condensed consolidated statement of income does not reflect any non-recurring charges directly related to the Transactions that have already been incurred or will be incurred. However, the impact of these non-recurring charges have been reflected in the unaudited pro forma condensed consolidated balance sheet. These non-recurring charges are further described in the accompanying notes to the unaudited pro forma condensed consolidated financial information and include an increase in cost of products sold resulting from the preliminary step-up in inventory, retention bonuses expected to be incurred as a result of the Acquisition and transaction-related costs such as financial advisory, legal and other professional fees.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of April 28, 2013

(In millions)

	Historical	Pro Forma Adjustments		Pro Forma
		(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$310.6	$(120.9	)(1)	$189.7
Accounts receivable, net	663.2	—		663.2
Inventories	2,348.3	84.7	(2)	2,433.0
Prepaid expenses and other current assets	229.7	(18.0	)(3)	211.7

Total current assets	3,551.8	(54.2)		3,497.6
Property, plant and equipment, net	2,298.4	201.6	(4)	2,500.0
Goodwill	782.4	619.0	(5)	1,401.4
Investments	532.4	—		532.4
Intangible assets, net	390.4	1,899.6	(6)	2,290.0
Other assets	161.0	7.7	(7)	168.7

Total assets	$7,716.4	$2,673.7		$10,390.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	676.1	(650.9	)(8)	25.2
Accounts payable	429.1	—		429.1
Accrued expenses and other current liabilities	641.0	(39.0	)(9)	602.0

Total current liabilities	1,746.2	(689.9)		1,056.3
Long-term debt and capital lease obligations	1,829.2	1,588.2	(10)	3,417.4
Net long-term pension liability	697.0	10.4	(11)	707.4
Other liabilities	333.6	782.3	(12)	1,115.9
Redeemable non-controlling interests	12.7	—		12.7
Total shareholders’ equity	3,097.0	982.7	(13)	4,079.7
Non-controlling interests	0.7	—		0.7

Total equity	3,097.7	982.7		4,080.4

Total liabilities and shareholders’ equity	$7,716.4	$2,673.7		$10,390.1

Unaudited Pro Forma Condensed Consolidated Income Statement for the

Twelve Months Ended April 28, 2013

(In millions)

	Historical	Pro Forma Adjustments		Pro Forma
		(Unaudited)		(Unaudited)
Sales	$13,221.1	$—		$13,221.1
Cost of sales	11,901.4	3.7	(14)	11,905.1

Gross profit	1,319.7	(3.7)		1,316.0
Selling, general and administrative expenses	815.4	(0.9	)(15)	814.5
Income from equity method investments	(15.0)	—		(15.0)

Operating profit	519.3	(2.8)		516.5
Interest expense	168.7	(18.4	)(16)	150.3
Loss on debt extinguishment	120.7	—		120.7

Income before income taxes	229.9	15.6		245.5
Income tax expense	46.1	6.1	(17)	52.2

Net income	$183.8	$9.5		$193.3

(1)	The following table reflects the adjustments to cash and cash equivalents associated with the Transactions and Existing Notes Retirement.

(In millions)
Proceeds from:
Parent equity contribution	$4,250.0
Notes offering	800.0
Drawing on Inventory Revolver	427.0
Drawing on Securitization Facility	170.0
Repurchase equity from existing shareholders	(4,908.7)
Retire Convertible Notes	(395.9)
Retire 2013 Senior Notes	(55.0)
Repay Bank of America Term Loan	(200.0)
Transaction fees, expenses and breakage costs	(201.1)
Accrued interest	(7.2)

Pro forma adjustment to cash and cash equivalents	$(120.9)

Pro forma cash and cash equivalents only reflects the impact of the Transactions and the Existing Notes Retirement. It does not reflect additional borrowings since April 28, 2013 under the Inventory Revolver and the Securitization Facility used along with cash on hand to fund, among other things, the KCS acquisition price, ordinary course working capital requirements and other ordinary course expenses.

(2)	Represents the estimated increase from historical cost to the preliminary estimate of fair value of inventories.
(3)	Represents the recognition of current deferred tax liabilities, which are classified net of current deferred tax assets, for the tax effects of differences between the book and tax bases of net assets acquired resulting from the acquisition method of accounting.
(4)	Represents the estimated adjustment from historical cost to the preliminary estimate of fair value of property, plant and equipment.

(5)	Goodwill represents the excess of the purchase consideration over the fair value of a company’s net assets acquired in a business combination. The following table sets forth our preliminary allocation of the purchase consideration and the resulting pro forma adjustment to goodwill.

(In millions)
Purchase consideration	$4,908.7
Less: Book value of net assets acquired	(3,097.0)

Excess purchase consideration over book value of net assets acquired	1,811.7
Less: Pro forma Acquisition accounting adjustments:
Inventories	84.7
Prepaid expenses and other current assets	(18.0)
Property, plant and equipment	201.6
Intangible assets	1,899.6
Other assets	(8.3)
Long-term debt and capital lease obligations	(191.2)
Net long-term pension liability	(10.4)
Other liabilities	(765.3)

Pro forma adjustment to goodwill	$619.0

(6)	Represents the estimated increase from historical cost to the preliminary estimate of fair value of intangible assets acquired. The estimated fair value of intangible assets includes $1,800.0 million for trademarks, $420.0 million for customer relationships, $40.0 million for contractual relationships, and $30.0 million for permits.
(7)	Reflects the elimination of debt issuance costs on previously issued debt of $35.1 million, an estimated $16.0 million of new debt issuance costs to be incurred in connection with the Acquisition financing and a $26.8 million increase in the value of assets held in a rabbi trust for a non-qualified pension plan.
(8)	Reflects the repayment of the 2013 Senior Notes of $55.0 million, the Convertible Notes of $395.9 million (net of an unamortized discount of $4.1 million), and the $200.0 million Bank of America Term Loan.
(9)	Represents a $31.8 million reduction in current income taxes payable due to the settlement of stock-based compensation awards and a $7.2 million reduction in accrued interest related to the Existing Notes Retirement.
(10)	Includes the following adjustments:

(In millions)
Borrowings under the Inventory Revolver(a)	$427.0
Borrowings under the Securitization Facility(a)	170.0
Issuance of the Notes(a)	800.0
Fair value adjustment(b)	191.2

Pro forma adjustment to long-term debt and capital lease obligations	$1,588.2

(a)	Represents an expected source of financing for the Acquisition and/or Existing Notes Retirement.
(b)	Represents the increase in historical book value of the 2017 Senior Notes and 2022 Senior Notes from $1,495.3 million to fair value of $1,686.5 million as a result of the acquisition method of accounting.
(11)	Represents the estimated increase in the value of our net long-term pension liability due to increased compensation resulting from the Transactions, which will be used in the determination of the liability at the closing of the Transactions.

(12)	Includes the following adjustments:

(In millions)
Recognition of deferred tax liabilities(a)	$772.1
Elimination of existing deferred tax assets(b)	10.1
Recognition of liability for unvested stock awards	6.9
Elimination of deferred compensation liability(c)	(6.8)

Pro forma adjustment to other liabilities	$782.3

(a)	Represents the recognition of deferred tax liabilities for the tax effects of differences between the book and tax bases of net assets acquired resulting from the acquisition method of accounting.
(b)	Represents the elimination of existing deferred tax assets, which are classified net of deferred tax liabilities, associated with stock-based compensation awards, which vest upon the closing of the Transaction.
(c)	Represents the elimination of a liability for director compensation under the 2008 Incentive Compensation Plan director fee deferral program. Under this program, shares are purchased by Smithfield in open market transactions and held in a rabbi trust to satisfy this obligation. Upon the closing of the Transactions, our directors will receive the merger consideration for shares held in the rabbi trust and Smithfield will be relieved of its obligation.
(13)	Includes the following adjustments:

(In millions)
Elimination of historical shareholders’ equity	$(3,097.0)
Parent investment	4,250.0
Transaction fees and expenses(a)	(185.1)
Excess tax benefits on settlement of stock-based compensation awards	21.7
Stock-based compensation expense(b)	(6.9)

Pro forma adjustment to shareholders’ equity	$982.7

(a)	Represents estimated fees and expenses associated with the Acquisition, including financial advisory fees and commissions, and other transactional fees and expenses, including legal, accounting and other professional fees.
(b)	Represents expense for certain unvested stock-based compensation awards due to the acceleration of vesting of such awards upon the closing of the Transactions. This expense is considered a non-recurring adjustment and as such is not included in the unaudited pro forma condensed consolidated income statement.
(14)	Reflects the estimated reduction in net periodic pension cost associated with direct production employees of $14.7 million primarily related to the amortization of actuarial losses and prior service credits, which are initially recorded in other comprehensive income and subject to reclassification into net income in subsequent periods. The cumulative unrecognized losses currently reflected in accumulated other comprehensive loss will be eliminated under the acquisition method of accounting and therefore, will not be recognized in the statement of income in future periods upon the closing of the Transactions. Also reflects an increase in depreciation expense of $18.4 million due to the fair value adjustment to property, plant and equipment resulting from the acquisition method of accounting.

The fair value adjustment to inventories described in Note 2 will reduce gross profit as those inventories are subsequently sold. This reduction in gross profit is considered a non-recurring adjustment and as such is not included in the unaudited pro forma condensed consolidated income statement.

(15)

Reflects the estimated reduction in net periodic pension cost associated with indirect or non-production employees of $37.4 million described in Note 14, the estimated additional amortization of intangible assets of $34.3 million and the estimated additional depreciation expense of $2.2 million. The additional amortization primarily relates to the estimated value for customer relationships of $420.0 million, which is expected to be amortized over a period of 12 years.
(16)	The adjustment to interest expense reflects the elimination of interest resulting from the Existing Notes Retirement and the Refinancing, the elimination of amortization associated with existing debt issuance costs, which will no longer be recognized under the acquisition method of accounting, the amortization of premiums on the 2017 Senior Notes and 2022 Senior Notes, which will be recognized as a result of the acquisition method of accounting, and the estimated additional interest resulting from the offering of the Notes, and borrowings on the Inventory Revolver and Securitization Facility.
(17)	Represents the income tax expense related to the pro forma adjustments based on an estimated statutory tax rate of 38.9%.

NORTH CAROLINA NUISANCE DISPUTE

On July 3, 2013, requests for prelitigation mediation of farm nuisance disputes were filed in Wake County, North Carolina by counsel representing 588 potential claimants. The requests contain allegations of nuisance from 59 farms in North Carolina owned and operated by the Company’s subsidiaries or independent farmers under contract with Murphy-Brown. Under North Carolina law, mediation of a farm nuisance dispute is generally required before a lawsuit may be filed, unless mediation is waived by all parties. The requests for mediation list Smithfield, Murphy-Brown and numerous individuals and entities who are alleged to own or operate the farms as opposing parties. Because this is a very preliminary matter, it is not possible to quantify what, if any, exposure to which this may lead.